Exhibit 99.1

FOR IMMEDIATE RELEASE	Repligen Corporation 41 Seyon Street Building #1, Suite 100 Waltham, Massachusetts 02453 Telephone: (781) 250-0111 Telefax: (781) 250-0115

Repligen Reports First Quarter 2014 Financial Results

- Product Revenue Increases 20% to a Record $14.3 Million -

- Net Income Increases 83% to $4.3 Million -

- Conference Call and Webcast Today at 8:30 a.m. EDT -

WALTHAM, MA – May 8, 2014 – Repligen Corporation (NASDAQ:RGEN) today reported financial results for the first quarter ended March 31, 2014. Below are the Company’s financial and business highlights for the quarter as well as financial guidance for the year 2014. Also included is access information for today’s webcast and conference call.

Financial Highlights:

•	Bioprocessing product revenue for the first quarter of 2014 was $14.3 million, an increase of approximately 20% over the first quarter of 2013.

•	Bioprocessing product gross profit margin was 55.8% for the first quarter of 2014, compared to 42.2% for the 2013 period.

•	Total revenue for the first quarter of 2014 was $16.3 million compared to $16.5 million in 2013.

•	Net income was $4.3 million for the first quarter of 2014 compared to $2.3 million in 2013; earnings per diluted share were $0.13 for the first quarter of 2014 compared to $0.07 for the 2013 period.

•	Cash and investments as of March 31, 2014 totaled $81.7 million compared to $73.8 million as of December 31, 2013.

Total revenue of $16.3 million for the first quarter of 2014 included a one-time upfront payment of $2.0 million from BioMarin Pharmaceutical Inc. (“BioMarin”) under our therapeutic asset purchase agreement announced on January 21, 2014. The first quarter of 2013 included royalty revenue of $3.8 million from Bristol-Myers Squibb on its U.S. sales of Orencia® under an agreement that expired on December 31, 2013. Operating expenses for the three-month period ended March 31, 2014 were $11.0 million compared to $12.9 million for the same period in 2013, a decrease of $1.9 million or 15%. This decrease was primarily due to a $562,000 reduction in cost of product revenue as a result of improved manufacturing efficiencies and a $982,000 decrease in research and development expense as a result of the Company’s decision in 2012 to discontinue its therapeutic development activities, partially offset by an increase in bioprocessing product R&D.

“During the first quarter of 2014 our growth was driven by continued strong demand for Protein A affinity ligands and our OPUS® pre-packed chromatography columns. The combination of robust sales growth, higher gross margins and a lower tax rate positively impacted the first quarter results for our bioprocessing business, enabling the company to deliver improved earnings despite a decrease in royalty and other revenue,” said Walter C. Herlihy, Ph.D., President and CEO of Repligen.

Financial Guidance for 2014

Based on our first quarter performance, we are revising our financial guidance for the year 2014. The following guidance is based on expectations for our existing business and does not include the impact on our revenue and expenses of potential milestone payments from Pfizer or BioMarin, the financial impact of any potential bioprocessing acquisitions or fluctuations in foreign currency exchange rates.

•	Total revenue for 2014 is expected to be $54-$57 million, consistent with our previous guidance.

•	Total product revenue for 2014 is expected to be $52-$55 million, reflecting 10%-15% growth and consistent with our previous guidance.

•	Product gross margin for the full year 2014 is expected to be approximately 53%, consistent with our previous guidance.

•	Total income from operations for the full year 2014 is expected to be $11-$13 million, an increase from our previous guidance of $10-$12 million.

•	Our effective tax rate for 2014 is expected to be 20%-22% of pre-tax net income, a decrease from our previous guidance of 24%-28%.

•	Our total net income projection for 2014 is $8-$10 million, an increase from our previous guidance of $7-$9 million.

•	We expect to end the year 2014 with $84-$87 million in cash and cash investments, consistent with our previous guidance.

Recent Business Updates

•	On May 6, 2014, we announced the appointment of Tony J. Hunt to the role of Chief Operating Officer. Mr. Hunt joins Repligen from his position as President, BioProduction at Life Technologies, a global life sciences company whose acquisition by Thermo Fisher Scientific was recently completed. At Life Technologies, Mr. Hunt played a key role in the development and growth of the company’s bioprocessing business, where he focused on expanding the upstream Gibco® cell culture franchise and building the downstream purification and analytics franchises. Mr. Hunt is an accomplished life sciences industry veteran who will oversee commercial and manufacturing operations for Repligen.

•	In March 2014, we formally launched OPUS® 45 cm diameter chromatography columns (“OPUS 45”) which have the largest capacity currently available on the market. OPUS 45 was designed for use with large single-use bioreactors. OPUS (“Open Platform User Specified) columns are delivered pre-packed to customers with their choice of chromatography media used to purify monoclonal antibodies and other biologic drugs.

•	In January 2014, we completed an asset purchase agreement with BioMarin Pharmaceutical Inc. (“BioMarin”) for the sale of our histone deacetylase inhibitor (HDACi) portfolio. Under the terms of the agreement, Repligen received an upfront payment of $2 million from BioMarin and has the potential to receive up to $160 million in future milestone payments for the development, regulatory approval and commercial sale of portfolio compounds. In addition, Repligen is eligible to receive royalties on sales of qualified products developed.

Conference Call

Repligen will host a conference call and webcast today, May 8, at 8:30 a.m. EDT, to discuss first quarter 2014 financial results and business updates. The live call can be accessed by dialing toll-free (844)835-7432 for domestic callers or (404)537-3372 for international callers. Dial-in participants must provide the passcode 35070834. In addition, a webcast will be accessible via the Investor Relations section of Repligen’s website www.repligen.com; see Events & Presentations. Both the conference call and webcast will be archived for a period of time following the live event. The replay dial-in numbers are (855)859-2056 for domestic callers and (404)537-3406 for international callers. Replay listeners must provide the passcode 35070834.

About Repligen Corporation

Repligen Corporation (NASDAQ:RGEN) is a life sciences company focused on the development, production and commercialization of high-value consumable products used in the process of manufacturing biological drugs. Our bioprocessing products are sold to major life sciences and biopharmaceutical companies worldwide. We are the leading manufacturer of Protein A affinity ligands, a critical component of Protein A media that is used to separate and purify monoclonal antibody therapeutics. Our growth factor products are used to increase cell growth and product yield during the fermentation stage of biologic drug manufacturing. In addition, we developed and market an innovative line of “plug-and-play” chromatography columns named OPUS® (Open Platform User Specified) that we deliver pre-packed to our biopharmaceutical customers with their choice of purification media. Repligen’s corporate headquarters are in Waltham, MA (USA) and our manufacturing facilities are located in Waltham, MA and Lund, Sweden.

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that statements in this press release which are not strictly historical statements, constitute forward-looking statements, including, without limitation, express or implied statements or guidance regarding future financial performance and position, including cash and investment position, our strategic decision to focus on the growth of our bioprocessing business, the future demand for our bioprocessing, growth factor and chromatography products, our launch of large-scale pre-packed chromatography columns and suitability for larger-scale manufacturing, plans and objectives for future operations, our receipt of any future payments under the terms of our agreement with Pfizer and our agreement with BioMarin, plans and objectives for product development and acquisitions, our market share and product sales and other statements identified by words like “believe,” “expect,” “may,” “will,” “should,” “seek,” “anticipate,” or “could” and similar expressions. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including, without limitation, risks associated with: our ability to successfully grow our bioprocessing business, including as a result of acquisition, commercialization or partnership opportunities; our ability to develop and commercialize products and the market acceptance of our products; reduced demand for our products that adversely impacts our future revenues, cash flows, results of operations and financial condition; the impact of the expiration on December 31, 2013 of Bristol-Meyers Squibb royalty payments from U.S. sales of Orencia®, the success of current and future collaborative or supply relationships, including our agreement with Pfizer and our agreement with BioMarin; our ability to compete with larger, better financed bioprocessing, pharmaceutical and biotechnology companies; our compliance with all Food and Drug Administration and EMEA regulations; our ability to obtain, maintain and protect intellectual property rights for our products; the risk of litigation regarding our intellectual property rights; our limited sales capabilities; our volatile stock price; and other risks detailed in Repligen’s Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Repligen periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Repligen contemplated by these forward-looking statements. These forward looking statements reflect management’s current views and Repligen does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date hereof except as required by law.

Contact:

Sondra S. Newman

Director Investor Relations

Repligen Corporation

(781) 419-1881

snewman@repligen.com

REPLIGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended March 31,
	2014	2013
Revenue:
Product revenue	$14,334,687	$11,934,269
Royalty and other revenue	1,991,166	4,521,724

Total revenue	16,325,853	16,455,993

Operating expenses:
Cost of product revenue	6,335,064	6,896,608
Cost of royalty revenue	—	576,857
Research and development	1,200,990	2,183,404
Selling, general and administrative	3,383,610	3,308,099
Contingent consideration - fair value adjustments	98,320	(53,974)

Total operating expenses	11,017,984	12,910,994

Income from operations	5,307,869	3,544,999
Investment income	101,816	61,519
Interest (expense) income	(14,085)	(13,531)
Other (expense) income	2,505	29,081

Income before income taxes	5,398,105	3,622,068
Income tax provision (benefit)	1,121,002	1,283,832

Net income	$4,277,103	$2,338,236

Earnings per share:
Basic	$0.13	$0.07

Diluted	$0.13	$0.07

Weighted average shares outstanding:
Basic	31,962,843	31,240,606

Diluted	32,831,019	31,855,428

Comprehensive income	$4,136,134	$2,079,645

	March 31, 2014	December 31, 2013
Balance Sheet Data:
Cash, cash equivalents and marketable securities*	$81,665,537	$73,841,805
Working capital	81,575,055	75,049,428
Total assets	119,334,391	118,644,904
Long-term obligations	3,360,477	3,457,631
Accumulated deficit	(84,780,319)	(89,057,422)
Stockholders’ equity	108,851,532	103,886,102

*	does not include restricted cash